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                         Employment/Consulting Agreement


                   This Agreement sets out the particulars of the agreement and conditions of your employment and engagement by CrossZ Software Corporation (the "Company" or the "Corporation").

          Date:                                       October 14, 1997

          Name of Employee/Consultant:                Alan W. Kaufman

          Date Service Begins:                        October 14, 1997

          Title:                                      President and Chief
                                                      Executive Officer

          Reporting To:                               Board of Directors

          Salary:
                   Your base monthly salary will be $6,250.00
          ($75,000.00 per year) to be paid on a semi-monthly basis. Salaries are normally reviewed after one year.

          Term of Employment/Engagement:
                   The term of employment or engagement with the Company shall continue for one (1) year and is renewable, upon mutual agreement, on a yearly basis thereafter. Initially, you will serve as the President and Chief Executive Officer of the Company but within such one year period or thereafter you may, upon mutual agreement of the Company and you, serve instead in a consulting capacity to the Company. So long as you serve as President and Chief Executive, you shall be responsible for the management of the Company, shall report only to the Board of Directors of the Company and shall have such other powers and responsibilities consistent with your position as the Board of Directors may assign to you. In the event that this Agreement is terminated for any reason other than "Cause," you will be entitled to receive all compensation owed to you under the Agreement, including but not limited to the balance of your annual compensation. For purposes of this Agreement, the term "Cause" shall be limited to (i) embezzlement, fraud or misappropriation of material corporate assets; (ii) you are convicted of a felony; or (iii) you are convicted of any lesser crime committed in connection with the performance of your duties hereunder or involving moral turpitude. Notwithstanding the foregoing, no termination shall be treated as a termination for Cause under (iv) above unless the Board has provided you with at least 30 days prior written notice identifying the alleged breach of your obligations, given you a reasonable opportunity


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          to correct such alleged breach during such period of 30 days, and has given you an opportunity to meet with the Board of Directors.

          Stock Options:
                   You will receive incentive and non-qualified stock options to purchase an aggregate of 100,000 shares of Common Stock at an exercise price equal to the Initial Offering Price of the Company's Common Stock. The options will fully vest January 1, 1999, with options to purchase 33,334 shares vesting on the day after the effectiveness of the Company's initial public offering (which is expected to become effective on or before November 17, 1997), options to purchase 33,333 shares vesting on January 1, 1998 and options to purchase 33,333 shares vesting on January 1, 1999. The term of these options is five (5) years. Such options will continue to vest even if you are no longer serving the Company as either President and Chief Executive Officer or as a Consultant, and even if your employment with the Company is terminated for any reason other than "Cause" as defined herein, including voluntary retirement, or change in status from employee to a consultancy capacity to the Company. In the event of your death or a disability which prevents you from performing as either the President and Chief Executive Officer of the Company or a Consultant, such options will vest immediately. The options will be issued in accordance with the Company's 1991 Stock Option Plan, as amended (the "Plan"). The Corporation expressly warrants and represents that the stock options issued to you and the vesting period of said stock options are authorized and permitted under the Plan, and to the extent that the Plan requires the approval of the Board of Directors that such approval of the Board has been given. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this agreement as if fully set forth herein. Notwithstanding the forgoing, to the extent any term and condition of the Plan conflicts with any of the terms and conditions of this paragraph, the terms and conditions of this paragraph will take precedence.

          Benefits:

                   After completing your introductory period of three months, you will be eligible to participate in our 401(k) Plan and our health, dental and life insurance plans in accordance with the terms and conditions of the respective plans. Eligibility for the health care coverage is the first of the month after your initial three months of employment and eligibility for the 401(k) Plan is the first of the quarter following your first three months of employment. The Company will provide you

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          with life insurance coverage of $300,000 and will contribute 70% of the cost of the health and dental coverage. You will receive more information about these plans prior to their respective effective dates.

                   The Company shall reimburse you for all reasonable expenses you incur in promoting the Company's business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones, computers and similar items, upon presentation by you from time to time of an itemized account of such expenditures. You will be eligible to participate in the Executive Compensation Program, if any, and will participate on terms at least as favorable as those applicable to any other key executives. You shall be entitled to the use of Company credit cards for charging business expenses, in accordance with the Company's policy for management employees.

          Vacation:
                   The Company also offers 9.5 paid holidays, and you will be entitled to three (3) weeks of paid vacation per year. In addition, you will be entitled to seven (7) weeks of unpaid vacation per year. You will be eligible to use one (1) week of accrued vacation after your first four (4) months of service.

          Employment, Confidential Information and Invention
          Assignment Agreement:
                   All employees are required to sign the Company
          Employment, Confidential Information and Invention Assignment Agreement, as amended, which amended agreement is annexed hereto and made a part hereof.

          Amendments to Agreement:
                   This Agreement sets forth certain terms under which you will serve the Company. The parties agree that during the term of this Agreement they will mutually work together to evaluate whether these terms and other terms should be codified in a new agreement.

          Non-Competition:
                   You agree that during your employment and consultancy with the Company, you shall not engage in, own, manage or control, or participate in the ownership, management or control, directly or indirectly, of any person, firm, corporation or other entity engaged in the design, development, provision, sales or marketing of any product for the creation, compression, storage, retrieval or analysis of relational databases ("Restricted Business") anywhere in the world (the "Restricted Area"). Notwithstanding the foregoing, you may acquire shares

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          representing not more than 5% of the outstanding securities of any publicly traded company engaged in the Restricted Business. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, such unenforceable covenant shall be deemed deleted from this Agreement to the extent necessary to permit the remaining separate covenants included in this Section to be enforced.


          Signatures:

          CrossZ Software Corporation   _______________________________________
                                         Signature               Date



                                        _______________________________________
                                         Title


          Acknowledgment:
                   I acknowledge receipt of this Agreement setting out the particulars of the Agreement and Conditions of my employment/consulting.


          Alan W. Kaufman
                                        _______________________________________
                                         Signature               Date


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